Exhibit 99.1

Transcat Announces Fiscal Year 2006 First Quarter Results;

Revenues Rise 6.4%

ROCHESTER, NY – July 19, 2005 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, today announced financial results for the fiscal year 2006 first quarter ended June 25, 2005.

Fiscal Year 2006 First Quarter Highlights

●	Net sales increased 6.4% to $14.1 million in the fiscal year 2006 first quarter.

●	Gross profit ratio for the fiscal year 2006 first quarter increased 2.0 points to 25.6% over the fiscal year 2005 first quarter.

●	Operating income for the fiscal year 2006 first quarter increased $0.6 million to $0.3 million from a $0.3 million operating loss in the fiscal year 2005 first quarter.

●	Net income for the fiscal year 2006 first quarter increased $0.6 million to $0.2 million, or $0.02 per diluted share, from a net loss of $0.4 million, or $0.07 per diluted share, in the fiscal year 2005 first quarter.

●	Distribution Products - Net sales increased 5.9% to $9.4 million in the fiscal year 2006 first quarter from $8.9 million in the fiscal year 2005 first quarter. Distribution Products gross profit ratio for the fiscal year 2006 first quarter increased 1.1 points over the fiscal year 2005 first quarter to 24.1%.

●	Calibration Services - Net sales increased 7.4% to $4.7 million in the fiscal year 2006 first quarter from $4.4 million in the fiscal year 2005 first quarter. Calibration Services gross profit ratio increased 3.9 points over the fiscal year 2005 first quarter to 28.8%.

Operations Review

Commenting on the fiscal year 2006 first quarter results, Carl E. Sassano, Chairman of the Board, President and Chief Executive Officer, stated: “I am pleased to report that our strong performance at the close of fiscal year 2005 has continued into the fiscal year 2006 first quarter.

“During the quarter, we continued to add new customers who chose to outsource their calibration services functions to Transcat. Additionally, we acquired new customers for our broad range of professional grade test, measurement and calibration instruments through our targeted sales programs and direct mail efforts.

“In our Calibration Services business, our principal strategy remains focused on targeting potential customers who can outsource their calibration services to Transcat. As a result, our success has produced a 7.4% increase in sales for the fiscal year 2006 first quarter which is within the overall range contemplated by our strategic plan.

“In our Distribution Products business, we will continue to use our proven formula for success in increasing our sales and market penetration. As a result of our targeted sales programs and direct mail campaigns, we achieved a 5.9% growth in sales in the fiscal year 2006 first quarter, consistent with our strategic plan. We will also evaluate and add new product lines, when appropriate, to meet our customers’ needs.”

Looking Ahead

Mr. Sassano continued: “For the remainder of fiscal year 2006, we are committed to continuing our program of structured and orderly growth. We will continue to acquire new customers in our targeted industry segments with a focus on building value-driven relationships.

“As we look ahead, we are confident that we have the strategies and resources in place that will win us greater recognition in our markets and generate increased demand for our services and products. We will also continue to improve our operating efficiencies with a goal of achieving a substantial increase in operating income by the close of fiscal year 2006.

“I believe the interests of our shareholders, customers and employees have been well served by the strategic initiatives we have been implementing over the past several quarters and I expect this to continue in the future.”

Fiscal Year 2006 First Quarter Financial Highlights

For the fiscal year 2006 first quarter, net sales were $14.1 million, an increase of $0.8 million or 6.4%, compared with net sales of $13.2 million for the fiscal year 2005 first quarter. Distribution Products net sales for the fiscal year 2006 first quarter were $9.4 million, an increase of $0.5 million or 5.9%, compared with net sales of $8.9 million for the fiscal year 2005 first quarter. Calibration Services net sales for the fiscal year 2006 first quarter were $4.7 million, an increase of $0.3 million or 7.4%, compared with net sales of $4.4 million for the fiscal year 2005 first quarter.

Net income for the fiscal year 2006 first quarter was $0.2 million, or $0.02 per diluted share, as compared with a net loss of $0.4 million, or $0.07 per diluted share, for the fiscal year 2005 first quarter.

About Transcat, Inc.

Transcat, Inc. is a leading global distributor of professional grade test, measurement and calibration instruments and an accredited provider of calibration and repair services primarily to the process, life science and manufacturing industries.

Through the Company’s Calibration Services segment, Transcat offers precise, reliable, fast calibration services through eleven Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers’ calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9001: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.

- Statistical Tables Follow -

Transcat, Inc.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	(Unaudited)
	First Quarter Ended
	June	June
	25, 2005	26, 2004
Product Sales	$9,385	$8,864
Service Sales	4,680	4,358

Net Sales	14,065	13,222

Cost of Products Sold	7,126	6,824
Cost of Services Sold	3,334	3,272

Total Cost of Products and Services Sold	10,460	10,096

Gross Profit	3,605	3,126

Selling, Marketing, and Warehouse Expenses	2,093	2,104
Administrative Expenses	1,182	1,294

Total Operating Expenses	3,275	3,398

Operating Income	330	(272)

Interest Expense	114	72
Other Expense	42	83

Total Other Expense	156	155

Income (Loss) Before Income Taxes	174	(427)
Benefit for Income Taxes	-	-

Net Income (Loss)	$174	$(427)

Basic Earnings (Loss) Per Share	$0.03	$(0.07)
Average Shares Outstanding (in thousands)	6,536	6,321

Diluted Earnings (Loss) Per Share	$0.02	$(0.07)
Average Shares Outstanding (in thousands)	7,233	6,321

Certain reclassifications of prior year financial information have been made to conform to current presentation.

Transcat, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Amounts)

	(Unaudited)
	June	March
	26, 2005	26, 2005
ASSETS
Current Assets:
Cash	$63	$106
Accounts Receivable, less allowance for doubtful accounts of $96 and $56 as of June 26, 2005 and March 26, 2005, respectively	7,115	8,089
Other Receivables	427	313
Finished Goods Inventory, net	5,180	5,902
Prepaid Expenses and Deferred Charges	775	630

Total Current Assets	13,560	15,040
Property, Plant and Equipment, net	2,067	1,984
Capital Leases, net	98	115
Goodwill	2,524	2,524
Prepaid Expenses and Deferred Charges	165	188
Other Assets	261	261

Total Assets	$18,675	$20,112

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$3,529	$4,544
Accrued Payrolls, Commissions, and Other	1,092	1,993
Income Taxes Payable	100	100
Deposits	9	38
Current Portion of Term Loan	758	758
Current Portion of Capital Lease Obligations	68	66
Revolving Line of Credit	5,851	5,498

Total Current Liabilities	11,407	12,997
Term Loan, less current portion	853	1,020
Capital Lease Obligations, less current portion	39	56
Deferred Compensation	206	181
Deferred Gain on TPG Divestiture	1,544	1,544

Total Liabilities	14,049	15,798

Stockholders’ Equity:
Common Stock, par value $0.50 per share, 30,000,000 shares authorized; 6,809,989 and 6,700,505 shares issued as of June 25, 2005 and March 26, 2005, respectively; 6,562,725 and 6,453,241 shares outstanding as of June 25, 2005 and March 26, 2005, respectively	3,405	3,350
Capital in Excess of Par Value	4,084	3,995
Warrants	430	430
Unearned Compensation	(4)	(17)
Accumulated Other Comprehensive Gain	77	96
Accumulated Deficit	(2,528)	(2,702)
Less: Treasury Stock, at cost, 247,264 shares as of June 25, 2005 and March 26, 2005, respectively	(838)	(838)

Total Stockholders’ Equity	4,626	4,314

Total Liabilities and Stockholders’ Equity	$18,675	$20,112

Transcat, Inc.
Consolidated Statements of Cash Flows
(In Thousands)

	Three Months Ended
	June	June
	25, 2005	26, 2004
Cash Flows from Operating Activities:
Net Income (Loss)	$174	$(427)
Adjustments to Reconcile Net Income (Loss) to Net Cash (Used in) Provided by Operating Activities:
Depreciation and Amortization	288	355
Provision for Doubtful Accounts Receivable	40	(5)
Provision for Returns	11	-
Amortization of Unearned Compensation	13	77
Changes in Assets and Liabilities:
Accounts Receivable and Other Receivables	809	1,464
Inventories	722	338
Prepaid Expenses, Deferred Charges, and Other	(215)	(151)
Accounts Payable	(1,015)	(436)
Accrued Payrolls, Commissions, and Other	(901)	(300)
Deposits	(29)	-
Deferred Compensation	25	10

Net Cash (Used in) Provided by Operating Activities	(78)	925

Cash Flows from Investing Activities:
Purchase of Property, Plant and Equipment	(261)	(183)

Net Cash Used in Investing Activities	(261)	(183)

Cash Flows from Financing Activities:
Revolving Line of Credit, net	353	(1,031)
Payments on Term Loans	(167)	(126)
Payments on Capital Leases	(15)	(15)
Issuance of Common Stock	144	8

Net Cash Provided by (Used in) Financing Activities	315	(1,164)

Effect of Exchange Rate Changes on Cash	(19)	(28)

Net Decrease in Cash	(43)	(450)
Cash at Beginning of Period	106	547

Cash at End of Period	$63	$97

# # #